Exhibit 99.2

A Piper Hong Kong 25th Floor, Three Exchange Square 8 Connaught Place Central Hong Kong DX: 009157 Central 1 T: +852 2103 0808 F: +852 2810 1345 dlapiper.com

AsiaPac AdTechinno Group Limited (Company)	Your reference

Cricket Square, Hutchins Drive
PO Box 2681	Our reference
Grand Cayman, KY1- 1111
Cayman Islands

24 March 2026

Dear Sirs

Legal Opinion regarding Certain Hong Kong Legal Matters

1	Introduction

1.1	We have acted as Hong Kong legal advisers to the Company, a company incorporated in the Cayman Islands, solely in connection with connection with its application for:

(a)	the initial public offering of the Company in the United States (Offering) pursuant to the Company’s registration statement on Form F-1, including all amendments or supplements thereto (Registration Statement) filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder; and

(b)	the proposed listing and trading of the Company’s Class A ordinary shares on the Nasdaq Global Market. We have been requested to give this opinion as to the matters set forth below.

1.2	For the purpose of giving this opinion, we have examined copies of due diligence documents provided by AsiaPac Net Media Limited (AsiaPac HK) and AdTech Innovation Limited (AdTech HK, and together with AsiaPac HK, the HK Subsidiaries, and each a HK Subsidiary) in respect of the subject matter specified in section entitled “Opinion” (below) and conducted the searches listed in the section entitled “Searches and enquiries” (below) we deemed necessary for the purpose of rendering this opinion. Where certain facts were not independently established and verified by us, we have relied upon statements issued or made by, among others, appropriate representatives of the Company and/or the HK Subsidiaries.

Regulated by the Law Society of Hong Kong

Partners: Carolyn S. Bigg, Heung Wing Chan, Kevin N. Chan, Roy S.Y. Chan, Edward Chatterton, Ting Lun Cheng, Heng Loong Cheong, Johnny L.F. Choi, Helen E. Colquhoun, Luke J. Gannon, Satpal S. Gobindpuri, Trinh Hoang, Lauren Hurcombe, Anderson H.Y. Lam, Chun-Kit Lam, Christina H.S. Loh, May Ng, Susheela N. Rivers, Kristi L. Swartz, Stephen K.H. Wong, Wing Kei Wong, Tai Ming Yang

Foreign Legal Consultants: Chen Liu (Texas, USA), Zhuoren Wu (New York, USA)

DLA Piper Hong Kong is a law firm and part of DLA Piper, a global law firm, operating through various separate and distinct legal entities.

A list of offices and regulatory information can be found at dlapiper.com

本所受香港律師會監管

合夥人: 陳向榮 陳雁 陳承元 鄭定麟 張慶隆 蔡朗風 高洛克 林顯裕 林俊傑 盧慧霞 吳敏華 黃啟豪 黃詠琪 楊大明 歐華律師事務所是一家律師事務所，是由單獨的不同法律實體所組成的全球性律師事務所DLA Piper的成員之一 辦事處名單及監管資訊詳見 dlapiper.com

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2	Applicable law

This opinion is confined solely to the laws of Hong Kong (as applied by the Hong Kong Courts) at the date of this opinion. Accordingly, we express no opinion with regard to any system of law other than that of Hong Kong at the date hereof as currently applied by the Hong Kong Courts. This opinion is to be construed in accordance with Hong Kong law. We do not undertake to advise you of any change in facts or law relevant to this opinion or the opinions expressed herein.

3	Documents

For the purpose of giving this opinion subject to assumptions and qualifications set out below, we have examined the following documents of each of the HK Subsidiaries:

(a)	a copy of the certificate of incorporation;

(b)	a copy of the certificate of continuing registration;

(c)	a copy of the current articles of association;

(d)	a copy of the business registration certificate;

(e)	a copy of the latest annual return filed with the Companies Registry of Hong Kong (Companies Registry);

(f)	a copy of each of the certificate of incorporation on change of name dated 4 July 1996 and 2 September 1998 (with respect to AsiaPac HK only); and

(g)	a copy of the certificate of change of name dated 25 May 2018 (with respect to AdTech HK only).

(Items (a) to (g) (inclusive) are collectively referred to as the Documents and each a Document).

We have not examined or relied upon any documents other than those referred to herein relating to the HK Subsidiaries. We have not been asked to, and do not, advise in relation to the past, present or future financial or good standing of HK Subsidiaries or any of the parties or proposed parties to the Documents or any person which may have a right or obligation arising out of or in connection with any Document, nor as to their likely ability to comply with their respective obligations set out in or, as the case may be, proposed under any Document, nor as to the commercial merit of relying on any obligation entered into or rights provided for under or in connection with the Documents.

4	Searches and enquiries

We have carried out and examined and relied on the results of the following searches;

(a)	the results of the litigation searches (Litigation Searches) conducted by TARGET On-Line Financial Ltd (Search Agent) on 24 March 2026 in respect of the name of each of the HK Subsidiaries against the cause book of the Registry of the High Court of Hong Kong and the Registry of the District Court of Hong Kong and the daily cause list of the Hong Kong Court of Final Appeal, the Court of Appeal of Hong Kong, the Court of First Instance of Hong Kong, the District Court of Hong Kong, the Small Claims Tribunal, the Magistrates’ Courts, the Labour Tribunal and the Lands Tribunal (collectively Court Registers);

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(b)	the results of the searches through the bankruptcy, individual voluntary arrangement and compulsory winding-up search conducted at the GovHK website and provided by the Official Receiver’s Office in Hong Kong on 24 March 2026 for compulsory winding up in respect of the name of each of the HK Subsidiaries (Official Receiver Searches); and

(c)	the publicly available records of the Companies Registry in relation to the HK Subsidiaries retrieved by us on 24 March 2026 (Companies Registry Searches, and together with the Litigation Searches and the Official Receiver Searches, the Searches).

5	Assumptions

In considering the Documents and in rendering this opinion we have, without any further enquiry, assumed:

(a)	the genuineness of all signatures and seals (where applicable) on, and the authenticity and (except in the case of a document which is expressly stated to be an extract) the completeness of, all documents or copy documents (including, without limitation, the Documents) submitted to us;

(b)	the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photocopies or facsimile copies and the authenticity of the originals of such documents submitted as photocopies or facsimile copies;

(c)	the persons who signed the Documents were duly authorised by the relevant party and there has been no revocation of such authorisation; that each Document has been properly signed or properly executed (including, where applicable, sealed with the correct seal) and delivered by or on behalf of each party in accordance with the laws of its jurisdiction of organisation or incorporation;

(d)	the Documents remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocations or termination has occurred, with respect to any Documents after they were submitted to us for the purposes of this opinion;

(e)	that all facts, documents and information relating to the Company and/or the Hong Kong Subsidiaries or otherwise which may affect this opinion have been provided to us and that no physical inspection or interview have been conducted with the directors, shareholders or officers of the Company and/or the Hong Kong Subsidiaries to determine the factual statements in any of the Documents;

(f)	the accuracy and completeness of all factual representations, where via oral or written instructions, provided by the Company and/or the Hong Kong Subsidiaries and/or their respective representatives. The instructions and information provided by the Company and/or the Hong Kong Subsidiaries and/or their respective representatives are true, accurate and complete, to our best belief. All factual statements in the Documents are true and accurate as of the date of this opinion save as expressly stated herein;

(g)	there has been no change in the information contained in the latest records of the Hong Kong Subsidiaries filed with the Companies Registry made up to the issuance of this opinion;

(h)	no other laws would affect this opinion but that, insofar as the laws of jurisdiction other than the laws of Hong Kong may be relevant, such laws have been complied with;

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(i)	there has been no alteration in the status or condition of the HK Subsidiary from that revealed in the Searches; the Searches reveal all matters required by law to be notified to or registered with the Companies Registry, the Office of the Official Receiver and the Court Registers (notwithstanding that any time limit for such notification or registration has not expired) and disclose all information which is material for the purposes of the opinion; none of the matters revealed by the Searches has been amended or updated and there are no further documents filed at or registered with the Companies Registry, the Office of the Official Receiver or the Court Registers in relation thereto since the date of the Searches; that the Searches did not fail to disclose any information which had been delivered for filing or registration but was not disclosed or did not appear on the records at the time of the Searches and that had the Searches all been made on the date hereof, they would have revealed no other information not revealed in the Searches and all such information revealed in the Searches is true, accurate and complete and that material information has not since then been altered; and

(j)	the accuracy and completeness of the matters revealed by the Searches conducted by us in all respects, notwithstanding any qualifications and disclaimers of such Searches appear thereto.

6	Opinion

On the basis of the assumptions and subject to the qualifications set out in this opinion, we are of the opinion that:

(a)	each of the HK Subsidiaries was duly incorporated under the Companies Ordinance (Chapter 622 of the Laws of Hong Kong) and is a limited company, with a valid business registration certificate;

(b)	based solely on the results of the Litigation Searches and the Official Receiver Searches conducted as detailed in paragraph 4 of this opinion, there is:

(i)	no petition for the winding up of the HK Subsidiaries or petition for the appointment of a receiver or liquidator of the HK Subsidiaries; and

(ii)	no action, suit or proceeding before the courts of Hong Kong against the HK Subsidiaries are outstanding;

(c)	based solely on the results of the Companies Registry Searches conducted as detailed in paragraph 4 of this opinion: no mortgages, charges and other encumbrances registered with the Companies Registry that have not been discharged in respect of any of the HK Subsidiary;

(d)	the statements set forth in the Registration Statement insofar as such statements purport to describe or summarise Hong Kong legal matters currently in effect at the date of this opinion stated therein as at the date hereof, are true and accurate in all material respects, and represent a fair and accurate summary in all material respects of the Hong Kong legal matters stated therein as at the date hereof; and

(e)	the statements set forth in the Registration Statement under the caption “Hong Kong Taxation” are true and accurate in all material respects and that such statements constitute our opinion.

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7	Qualifications

This opinion is subject to the following qualifications:

(a)	this opinion is limited to the laws of Hong Kong and of general application on the date hereof. We have not made investigation of, and do not express or imply any view on, the laws of any jurisdiction other than Hong Kong, and accordingly express or imply no opinion, whether directly or indirectly, on the laws of any jurisdiction other than Hong Kong;

(b)	the laws of Hong Kong referred to herein are the laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect;

(c)	this opinion is issued based on the laws of Hong Kong that are currently in effect. For matters which are not explicitly provided for under the laws of Hong Kong, the future interpretation, implementation and application of the specific requirements under the laws of Hong Kong are subject to the final discretion of competent Hong Kong legislative, administrative and judicial authorities, and there can be no assurance that the government agencies will not ultimately take a view that is contrary to our opinion stated above;

(d)	this opinion is subject to the effects of:

(i)	certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation;

(ii)	any circumstance in connection with formulation execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form;

(iii)	judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defences, or calculation of damages; and

(iv)	the discretion of any competent Hong Kong legislative, administrative or judicial bodies in exercising their authority in Hong Kong;

(e)	we may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company, the HK Subsidiary, relevant governmental and regulatory authorities, and public searches conducted in Hong Kong and such matters of facts and the legal conclusions drawn therefrom are subject to any limitation, disclaimers or qualifications therein, and that they are further subject to and limited by the documents and information made available to us, including without limitation the ITK Subsidiary’s internal records and other documents which may not be a complete and accurate representation or record of the matters contained therein;

(f)	the Searches are not capable of revealing conclusively whether any such orders, resolutions, appointments, statutory declarations or notices of appointment have been filed or placed on the public record;

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(g)	the Companies Registry Searches are not capable of revealing conclusively whether or not:

(i)	a winding-up order has been made or a resolution passed for the winding-up of a company;

(ii)	a receiver, receiver and manager, or liquidator has been appointed; or

(iii)	amendments have been made to the memorandum and articles of association of a company, since notice of these matters may not be filed with the Companies Registry immediately and, when filed, may not be entered on the public database or recorded on the public microfiches of the relevant company immediately. In addition, the Company Searches are not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition has been presented;

(h)	the Official Receiver Search relates only to a compulsory winding-up and is not capable of revealing conclusively whether or not a winding-up petition in respect of a compulsory winding-up has been presented, since details of the petition may not have been entered on the records of the Official Receiver’s Office or the Court Registers (as appropriate) immediately;

(i)	the results of the Litigation Searches are provided by the Search Agent, and the results may not be conclusive. There may also be a time lag between receipt of information and the time that the information is entered into the search agent’s database;

(j)	this opinion is intended to be used in the context which is specifically referred to herein. It should be read as a whole and each paragraph of this opinion should not be read independently;

(k)	this opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinion expressed herein is rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein; and

(l)	we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of this opinion.

Yours faithfully

DLA Piper Hong Kong